The Rector, Church-Wardens and Vestrymen
of Trinity Church in the City of New York
75 Varick Street, 2nd Floor
New York, New York 10013
September 25, 2013
Medidata Solutions, Inc.
79 Fifth Avenue, 8th Floor
New York, New York 10003
Attn: General Counsel

Re:
Agreement of Lease, made as of the 19th day of October 2012 (this “Lease”), between The Rector, Church-Wardens and Vestrymen of Trinity Church in the City of New York (“Landlord”), and Medidata Solutions, Inc. (“Tenant”), for the entire 7th, 8th and 9th floors (the “Premises”) in the building located at 350 Hudson Street, New York, New York

Ladies and Gentlemen:
Reference is hereby made to the Lease. Landlord and Tenant have agreed to adjust the period of so-called “free rent” under the Lease as more particularly set forth in this letter agreement (this “First Amendment”) and to confirm the Commencement Date of the Lease. All capitalized terms used in this First Amendment which are not otherwise defined herein shall have the same meanings as are ascribed to them in the Lease.
Landlord and Tenant, intending to be legally bound, agree as follows:
1.Rent Commencement Date. The definition of the “Rent Commencement Date” set forth on the Reference Page of the Lease is hereby deleted in its entirety and replaced with the following text: “The date that is ten (10) months after the Commencement Date.”
2.    Commencement Date. Landlord and Tenant agree that the date of delivery of possession of the Premises to Tenant with Landlord’s Pre-Delivery Work Substantially Completed occurred on July 1, 2013, and that such date constitutes the “Commencement Date” under the Lease. Landlord and Tenant further agree that pursuant to Section 2.1(B)(ii) of the Lease, Tenant shall receive a credit against Fixed Rent commencing on the Rent Commencement Date (as adjusted pursuant to Paragraph 1 of this First Amendment) in the amount of $122,833.33. Such credit against Fixed Rent set forth in the preceding sentence, together with the adjustment of the Rent Commencement Date set forth in Paragraph 1 hereof, constitute Tenant’s sole and exclusive remedies by reason of the delay in the delivery of possession of the Premises beyond the Rent Penalty Date.
3.    Confidentiality. The provisions of this First Amendment are confidential and Tenant shall not discuss or disclose the contents of this First Amendment with any third party, other than its legal and financial advisors.

4.    Ratification. Except as and to the extent modified by this First Amendment, all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed and shall remain in full force and effect.
5.    Counterparts; Electronic Signatures, Etc. This First Amendment is offered for signature by Tenant and shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant shall each have executed the same and delivered this First Amendment to the other party. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, will constitute one and the same instrument. An executed counterpart of this First Amendment transmitted by facsimile, email or other electronic transmission shall be deemed an original counterpart and shall be as effective as an original counterpart of this First Amendment and shall be legally binding upon the parties hereto to the same extent as delivery of an original counterpart.
Very truly yours,
THE RECTOR, CHURCH-WARDENS AND VESTRYMEN OF TRINITY CHURCH IN THE CITY OF NEW YORK
By: /s/ Jason Pizer
    Jason Pizer
    Executive Vice President
By: /s/ Stacy Brandom
    Stacy Brandom
    Chief Financial Officer
Accepted and agreed upon as of this
25th day of September 2013:
MEDIDATA SOLUTIONS, INC.
By: /s/ Tarek Sherif
    Name: Tarek Sherif
    Title: Chairman & CEO

cc:    Scarinci & Hollenbeck
    1100 Valley Brook Avenue
    P.O. Box 790
    Lyndhurst, NJ 07071-0790
    Attention: Victor E. Kinon, Esq.